WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending April 30, 2008

Partner ID: 0001

PREFERRED INVESTMENT SOLUTIONS CORP.

MAUREEN HOWLEY CFO

900 KING STREET

SUITE 100

RYE BROOK, NY 10573

Dear Interest Holder:

Enclosed is the report for the period of April 30, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of April 30, 2008 was $119.69, an increase of +1.82% from the March 31, 2008 value of $117.55. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +13.55% as of April 30, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$2,097,314.83
Change in Unrealized Gain/(Loss)	$738,899.18
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($14,872.55)

Total Trading Income	$2,821,341.46
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$37,115.46
Management Fees	$36,454.37
Advisory Fees	$164,283.70
Offering Fees	$0.00
Incentive Fees	$518,653.85
Other Expenses	$551,456.18

Total Expenses	$1,307,963.56
Interest Income	$77,655.29
Net Income(Loss) from the Period	$1,591,033.19

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

		YOUR INVESTMENT
		Units	Value
Beginning of Month	$87,490,494.58	7,743.5522	$910,273.74
Addition	$4,312,311.00	317.4863	$38,000.00
Withdrawal	($789,587.76)
Net Income/(Loss)	$1,591,033.19		$16,553.52

Month End	$92,604,251.00	8,061.0385	$964,827.27
Month End NAV Per Unit	$119.69
Monthly Rate of Return	1.82%
Year to Date Rate of Return	13.55%

For account inquiries, please contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President
Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending April 30, 2008

Partner ID: 0001

PREFERRED INVESTMENT SOLUTIONS CORP.

MAUREEN HOWLEY CFO

900 KING STREET

SUITE 100

RYE BROOK, NY 10573

Dear Interest Holder:

Enclosed is the report for the period of April 30, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of April 30, 2008 was $120.87, an increase of +1.99% from the March 31, 2008 value of $118.52. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +14.29% as of April 30, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$288,547.14
Change in Unrealized Gain/(Loss)	$101,657.24
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($2,046.16)

Total Trading Income	$388,158.22
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$5,106.32
Management Fees	$5,015.37
Advisory Fees	$22,602.04
Offering Fees	$0.00
Incentive Fees	$71,356.04
Other Expenses	$55,807.49

Total Expenses	$159,887.26
Interest Income	$10,683.76
Net Income(Loss) from the Period	$238,954.72

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

		YOUR INVESTMENT
		Units	Value
Beginning of Month	$12,036,882.53	1,073.5703	$127,237.20
Addition	$1,305,236.88	99.2797	$12,000.00
Withdrawal	($2,000.00)
Net Income/(Loss)	$238,954.72		$2,525.90
Month End	$13,579,074.13	1,172.8500	$141,763.10

Month End NAV Per Unit	$120.87
Monthly Rate of Return	1.99%
Year to Date Rate of Return	14.29%

For account inquiries, please contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President
Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2